ENDORSEMENT AGREEMENT

This Agreement (this “Agreement”) is made and effective as of the 10h day of November, 2020 (the “Effective Date”), by and between Jupiter Wellness, Inc, a US corporation with its principal place of business at 725 N. Hwy A1A, Suite C-106, Jupiter, FL 33477 (“Jupiter Wellness”) and Tee-2-Green Enterprises Limited, a BVI corporation, with its address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands c/o Chasseral (Directors) Limited, Rue de Puits-Godet 12,

P.O. Box 763, 200 Neuchatel, Switzerland (“Company”).

W I T N E S S E T H:

WHEREAS, Ernie Els, (“Player”) is recognized and widely known throughout the world (“Contract Territory”) as a professional golfer;

WHEREAS, Company has the exclusive right to license Player’s name, endorsement and likeness for commercial purposes;

WHEREAS, Jupiter Wellness is a cutting-edge wellness hemp-derived cannabidiol, or CBD, consumer product development company which is in the early stages of manufacturing, distributing, and marketing a diverse line of consumer products infused with CBD. These include the products in the CaniSun, CaniSkin and CaniDermRX ranges (“the Products”);

WHEREAS, Player has tested the Products and wishes to endorse the Products during the term of this Agreement; and

WHEREAS, Jupiter Wellness is desirous of acquiring the right to utilize Player’s name, endorsement and likeness in connection with the advertisement, promotion and sale of the Products upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                  Grant of Endorsement Rights. Subject to the terms and conditions of this Agreement, Company hereby grants to Jupiter Wellness during the Contract Period (as defined in Section 4(a) below) and any extension thereof, the exclusive right and license to utilize the Player’s name, likeness, photographs and endorsements (“Player’s Endorsement”) for the purpose of the activities set out in Schedule 1 (“the Activities”, in order to assist in the advertising, promotion, distribution and sale of the Products. For the avoidance of doubt, the Products are limited to the range of Products set out in Schedule 2 hereto. Company hereby represents and warrants that Company or Player has not granted to any other person, firm or corporation which produces Products (or products materially similar thereto) any of the rights granted to Jupiter Wellness hereunder, either directly or indirectly, and nor will they grant any such rights to any such person, firm, corporation or any other business entity from and after the date of this Agreement through the date of expiration or termination of the Contract Period.

2.                  Branding. The Company shall procure that the Player shall include the Jupiter Wellness logo on his website alongside the Player’s other partners. Jupiter Wellness grants to Company and Player, during the Contract Period, a non-exclusive, non-assignable, limited, revocable, royalty-free, license to use the Jupiter Wellness trademarks included in Schedule 3 hereof for this purpose. Jupiter Wellness retains all right, title and interest in and to the Jupiter Wellness trademarks. Player and Company acknowledge Jupiter Wellness’s ownership of the Jupiter Wellness trademarks and agrees that all use of the marks or goodwill arising therefrom, will inure to the benefit of and be made on behalf of Jupiter Wellness. Player and Company acknowledge and agree that their use of the Jupiter Wellness trademarks will not create in either of them, nor will they represent they have, any right, title or interest in the Jupiter Wellness trademarks other than licenses expressly granted herein and Player or Company will not contest nor impair Jupiter Wellness’s trademark rights.

3.                  Use Of Products When Desired. To facilitate and enhance Jupiter Wellness’s use of the Player’s Endorsement and provided that Jupiter Wellness shall supply Company, at no cost or expense, with reasonable quantities of the Products for Player’s use, Company shall use best efforts to cause Player to use the Products during the Contract Period where appropriate. The Products shall be provided during each Contract Year as soon as possible upon request by the Company’s authorised representative (who, for the purposes of this Agreement, shall be Rob Goulet) and shall be delivered at Jupiter Wellness’s cost to the address below (or such other address in Florida as may be identified to Jupiter Wellness from time to time during the Contract Period):

3900 Military Trail

Suite 400 Jupiter, Florida

4.	Contract Period; Retention of Endorsement Rights; Effect of Termination.

(a)                The “Contract Period” shall mean the period commencing on the Effective Date and terminating at midnight on November 10, 2023, unless extended by mutual agreement of the parties or sooner terminated. The first contract year shall run from the Effective Date until midnight on November 10, 2021 (“First Contract Year”) and thereafter each contract year shall run for a period of twelve (12) months (“Contract Year”).

(b)                One year prior to the end of the Contract Period, and for a period of six (6) months (“the Exclusive Negotiating Period”), the parties shall negotiate exclusively with one another as regards the extension of this Agreement. In the event that the parties are unable to conclude a binding agreement as regards an extension of this Agreement during the Exclusive Negotiating Period, either party shall be entitled to enter into negotiations with any third party as regards the subject matter of this Agreement and conclude any agreement with any third party for the period following the Contract Period.

(c)                Subject to the terms and licenses contained herein, Company shall retain all rights in and to Player’s Endorsement. During the Contract Period or any renewal thereof, Company shall not be prevented from using or permitting or licensing others to use, Player’s Endorsement in connection with the endorsement of any product other than the Products.

(d)                Upon the termination of this Agreement, Jupiter Wellness will immediately and completely cease using Player’s Endorsement and shall not thereafter use or refer to Player’s Endorsement for advertising and promotional purposes whatsoever. Notwithstanding the foregoing sentence, Jupiter Wellness may use any existing advertising and promotional materials emanating from the Activities and incorporating Player’s Endorsement for a period of thirty (30) days after the date of such termination. Notwithstanding anything to the contrary in this Agreement, it shall not be a breach of this Agreement if publications of Player’s Endorsement in electronic media remain in circulation following the termination of this Agreement, provided that following such termination and at Company’s reasonable request, Jupiter Wellness shall use commercially reasonable efforts to remove such items from electronic media.

5.	Advertising and Promotional Materials; Copies for Player.

(a)               Jupiter Wellness shall submit all advertising and/or promotional materials relating to the Activities and involving Player or the Player’s Endorsement to Company’s representatives, by mailing a copy of all such advertising and/or promotional materials to the designated address set forth above and e- mailing a copy to Company at its designated email addresses (which, for the purposes of this Agreement shall be rob.goulet@ernieels.com), at least ten (10) days prior to its release to the general public. Such advertising and/or promotional materials shall not be released by Jupiter Wellness without the prior approval of Company which approval shall not be unreasonably withheld, conditioned or delayed. In the absence of disapproval within seven (7) days of delivery thereof by Jupiter Wellness, such advertising and/or promotional materials shall be deemed approved by Company. Additionally, Jupiter Wellness may post on social media streams using the materials arising from the Activities and which feature the Player’s Endorsement absent such prior approval if such posts do not materially differ from content in promotional materials previously approved by Company. The parties shall work together to create a pre-approved format for such posts.

(b)                If requested, Jupiter Wellness shall provide Company with a reasonable number of complimentary copies or, where practical, originals of all promotional and/or advertising materials which feature Player or utilize the Player’s Endorsement.

(c)                Should Player wish to post in social media about the Products or Jupiter Wellness, Company shall procure that the Player shall make appropriate disclosures on his blogs, website/s and social networking sites to satisfy the Federal Trade Commission’s regulations at 16 CFR, Part 255 “Guides Concerning the Use of Endorsements and Testimonials in Advertising.”

6.                  Promotional Appearances and Advertising. In each Contract Year, the Company shall procure that the Player will undertake the Activities. Jupiter Wellness’s failure to fully utilize Player’s offer to provide the Activities shall not result in the reduction in any consideration due hereunder and any appearances may not be carried forward or backward from Contract Year to Contract Year or substituted by Jupiter Wellness for other activities.

7.	Compensation.
(a)	In consideration for the rights and services granted under this Agreement, Jupiter Wellness shall:

(i) Pay to the Company each Contract Year a fee of US$75,000 (seventy-five thousand United States dollars) excluding VAT (if applicable) (“the Fees”);

(ii) On or before November 15 2020, issue or procure the issuing of, 50,000 (fifty thousand) shares of common stock in Jupiter Wellness to the Company, which shares the Company shall be prevented from selling for a period of six (6) months from date of issue;

(iii) On or before November 15 2020, issue or procure the issuing of, warrants in favour of the Company to purchase a further 50,000 (fifty thousand) shares of common stock in Jupiter Wellness at a purchase price of US$3.90 (three dollars and ninety cents) per share, it being agreed by the parties hereto that such warrants may be exercisable at any time within 5 (five) years from the date of issuance thereof;

(b)                The Fees for the First Contract Year shall be paid in one instalment by no later than November 15, 2020 and thereafter the Fees shall be paid annually by November 1st of each Contract Year, following receipt of an appropriate invoice from the Company.

8.                  Termination of Agreement by Jupiter Wellness. Jupiter Wellness shall have the right to terminate this Agreement at any time, effective immediately upon written notice to Company upon the occurrence of any of the following:

(a)	In the event of the Player’s death during the Contract Period;

(b)                Commission of any act by Player that shocks, insults or offends a substantial class or group of the community or offends public morals and decency to such an extent that the value of Player’s Endorsement is substantially impaired or Jupiter Wellness’s brand is substantially impaired by association with the Player;

(c)                Actions or statements by Player reasonably deemed by Jupiter Wellness to be of a derogatory nature towards Jupiter Wellness or the Products; or

(d)                Breach by Company of any of the terms of this Agreement, which breach is not cured by Company within thirty (30) days of written notice thereof from Jupiter Wellness.

9.                  Termination of the Agreement by the Company. Jupiter Wellness acknowledges that time is of the essence in the payment of all compensation due Company hereunder. In the event any compensation set forth in Section 7 is not timely paid or provided by Jupiter Wellness, Company shall have the right to terminate this Agreement, effective upon the expiration of thirty (30) days following written notice to Jupiter Wellness of Company’s election to so terminate for failure of Jupiter Wellness to perform in accordance with the provisions hereof. Jupiter Wellness shall have the right to cure such failure by making the required payment within the thirty (30) day period following such written notice, and in that event, this Agreement shall continue in force. Company may also terminate this Agreement immediately upon the occurrence of any of the following events:

(a)                a material breach by Jupiter Wellness of any of the terms of this Agreement, provided Jupiter Wellness has failed to cure such breach within thirty (30) days of receiving notice by Company of such breach; or

(b)                Jupiter Wellness is adjudicated insolvent, seeks protection under the United States Bankruptcy Code, or discontinues the sale of the Products; or

(c)                Jupiter Wellness is engaged in a corporate scandal that shocks, insults or offends a substantial class or group of the community or offends public morals and decency to such an extent that the Player’s personal brand is substantially impaired due to his association with Jupiter Wellness; or

(d)                Any of the Products receive unwelcome criticism or reviews on a consistent basis such that, in the Company’s reasonable opinion, the Player’s continued association with the Products brings him or the Company into disrepute; or

(e)                Any of the Products are found to contain substances which are on WADA banned listed of substances.

Any such termination shall not relieve Jupiter Wellness of its obligation to pay Company all Fees earned by Company prior to the effective date of such termination, or to issue any shares that may be subject to the warrants referred to in Section 7(a)(iii). Accordingly, Company shall not waive any of Company’s rights at law or in equity.

Any act or omission by Player which would have been a breach of this Agreement were such act or omission committed by Company, shall be deemed to be a breach of this Agreement by Company.

10.	Indemnification.

(a)                Jupiter Wellness shall protect, indemnify and hold harmless Company and Player from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorney fees, arising out of, or in any way connected with, any claim or action resulting from an uncured breach by Jupiter Wellness of the provisions of this Agreement, the correct use of the Products or its use of the Player’s Endorsement hereunder (except as a result of any negligent or intentional wrongful act of the Company or Player, including without limitation improper use of the Products, or any breach by the Company of its obligations hereunder).

 (b)                Company shall protect, indemnify and hold harmless Jupiter Wellness and any of its officers, directors, members, managers, partners, agents, representatives, and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, from and against any and all expenses, damages, claims, suits, actions, judgements and costs whatsoever, including reasonable attorney fees, arising out of (i) an uncured breach by Company or Player of the representations, warranties or obligations set forth herein; and/or (ii) any negligent or willful acts or omissions of Company or Player.

11.               Waiver. The failure of Jupiter Wellness or Company at any time, to demand strict performance by the other of any of the terms, covenants or conditions set forth herein, shall not be construed as a continuing waiver or relinquishment thereof, and either party may, at any time, demand strict and complete performance by the other of said terms, covenants and conditions.

12.               Compliance Warranty. Jupiter Wellness represents and warrants that the Products do not contain any substances which contravene the WADA Code.

13.               Assignment. Company shall have the right to assign Company’s financial benefits under this Agreement to a person or company for Company’s benefit and Jupiter Wellness hereby consents to such assignment provided Jupiter Wellness may withhold its consent to such an assignment if Jupiter Wellness’s brand would be damaged through association with the assignee. However, this Agreement contemplates the personal services of Player, and Player’s obligations hereunder are considered personal and may not be assigned. Jupiter Wellness may assign some or all of its rights and obligations hereunder to an affiliated company, to the successor of its entire business, or to the successor(s) or the assign(s) of its business.

14.	Employer/Employee Relationship.

(a)                Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between Jupiter Wellness and Player or Company. Company is an independent contractor and has and shall have no power, nor will Company represent that Company has any power, to bind Jupiter Wellness or to assume or create any obligations or responsibility, expressed or implied, on behalf of Jupiter Wellness or in Jupiter Wellness’s name. Company shall not hold itself out and shall ensure Player does not hold himself out as an agent, employee, joint venture or legal representative of Jupiter Wellness.

(b)                Player is not entitled to compensation under any insurance, pension, or similar programs of Jupiter Wellness. Player shall be solely responsible for his own health and disability insurance, medical expenses, and liability insurance.

(c)                Company shall be responsible for payment of all federal, state, and local income related taxes, including, but not limited to, income, social security, unemployment, disability and business taxes, which Company may be obligated to pay in respect of payments or other benefits received from Jupiter Wellness hereunder. Jupiter Wellness shall not withhold amounts for tax purposes from the consideration to be provided hereunder unless required to do so by applicable law.

15.               Notices. All notices required to be given herein shall be considered effective upon mailing if in writing and mailed to the other party by registered or certified mail, return receipt requested or by courier or delivery service, at the addresses first set forth above. Notice shall be deemed to have been served upon delivery thereof.

16.               Entire Agreement. This Agreement constitutes the entire understanding between Company and Jupiter Wellness and cannot be altered or modified except by an agreement in writing signed by both Company and Jupiter Wellness. Upon its execution, this Agreement shall supersede all prior and contemporaneous negotiations, understandings and agreements, whether oral or written, and such prior or contemporaneous agreements shall thereupon be null and void and without further legal effect. No amendments to this Agreement shall be effective unless signed by both parties.

17.               Governing Law and Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to its conflicts of law principles. Any controversy or claim arising out of or relating to this Agreement shall be determined by a court of competent jurisdiction in the State of Florida. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach thereof, shall be first subject to mediation conducted in Jupiter, Florida by JAMS, each party to bear its own attorneys’ fees and costs and to share equally the costs of the mediation. If mediation does not resolve the dispute, then the parties may exercise any remedies available to them under law.

18.               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly executed, delivered and effective for all purposes.

19.	Representations and Warranties.

(a)                Each party represents and warrants to the other that: (a) such party has the full right, power and authority to enter into the Agreement, to grant the rights and licenses granted hereunder, and to perform the acts required of such party hereunder; (b) the execution of the Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (c) when executed and delivered by such party, the Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (d) such party possesses and shall continue to obtain throughout the Contract Period all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to provide the services contemplated herein.

(b)	Company represents, warrants and covenants that:

i.                    As of the Effective Date, except as stated in this Agreement, Company or Player have not developed nor are they in the process of developing, sponsoring, manufacturing, co-developing, or providing services and deliverables for any company, entity, person or organization that may compete with Jupiter Wellness’s Products;

ii.                  No rights or licenses with respect to the Player Endorsement will be granted to any person, company, organization or entity other than Jupiter Wellness during the Term in connection with the development, manufacturing, marketing, advertisement, promotion, licensing or sale of Products;

iii.                Company or Player has no impending or existing circumstances or acts which would: (i) have an adverse effect upon the status or reputation of Player, the value of Player to Jupiter Wellness or Jupiter Wellness; or (ii) attract publicity which in the judgment of Jupiter Wellness would have an adverse effect upon the status or reputation of Player, the value of Player to Jupiter Wellness, or Jupiter Wellness, and shall immediately notify Jupiter Wellness if Player becomes aware of any such act or circumstance during the Contract Period.

20.	Confidential Information.

(a)                “Confidential Information” shall mean any information disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) either directly or indirectly in writing, orally or by inspection of tangible objects or facilities, and whether or not such information is marked or otherwise designated as confidential, including without limitation concepts or concept papers, proposals, strategies, contracts, documents, business plans, source codes, technology, products, samples, merchandise, designs, financial information, marketing plans, customer names, customer lists and customer data. Confidential Information shall expressly include all information relating to the strategies, contracts, know-how and financial information relating to Jupiter Wellness and which forms the basis of discussions between the respective parties. Same shall also include any sensitive and/or private information relating to the Player’s business, family or personal affairs.

(b)                Each party agrees and understands that all Confidential Information will be kept strictly confidential, subject to any requirement of law or legal process. Receiving Party may not disclose the Confidential Information of the Disclosing Party without the advance written permission of the Disclosing Party except to the Receiving Party’s representatives that agree to the same confidentiality terms and to the extent required by law or legal process. Notwithstanding the foregoing, the Receiving Party agrees that it will not disclose the Disclosing Party’s Confidential Information to any third-party, regardless of the Receiving Party’s relationship with any such representative or if such representative has agreed to the same confidentiality terms.

(c)                Neither party may: (i) disclose the Confidential Information without advance written permission of the Disclosing Party; (ii) use (or cause to be used) the Disclosing Party’s Confidential Information for personal benefit or for the benefit of any third person; or (iii) make copies of the Disclosing Party’s Confidential Information (unless otherwise expressly directed in writing by Jupiter Wellness). It is further understood and agreed that disagreements between the parties over any term or condition of this Agreement will be treated confidentially and that the parties and their representatives will not publicize to third persons, other than representatives participating directly in the negotiations over the matter, the fact of a disagreement.

i.                    Exceptions. The Receiving Party shall have no obligation of confidentiality with respect to the Disclosing Party’s Confidential Information that: (i) becomes generally available to the public except as a result of the breach of any confidentiality obligation to the Disclosing Party; (ii) is lawfully in the possession or control of the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party, other than as a result of any breach of any confidentiality obligation to the Disclosing Party, as documented by written evidence; (iii) is lawfully obtained by the Receiving Party from a third-party source without violation by such source of any direct or indirect obligation to the Disclosing Party; or (iv) the Receiving Party can demonstrate was independently developed by an employee to whom the Disclosing Party’s Confidential Information was not disclosed, and without the use of any such Confidential Information.

ii.                  Legally Mandated Disclosures. The Receiving Party shall not be in breach of this Agreement as a result of disclosures of the Disclosing Party’s Confidential Information made by the Receiving Party in response to a valid judicial or governmental order or as required by applicable law (including without limitation any recall or food safety investigation by any regulatory body), provided that the Receiving Party complies with the following conditions: (i) the Receiving Party shall first provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement; (ii) the Receiving Party shall cooperate in the Disclosing Party’s efforts to seek a protective order or other appropriate remedy; (iii) if timely notice cannot be given, the Receiving Party shall seek to obtain a protective order or confidential treatment from the court or government for such information; and (iv) if such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information which the Receiving Party is advised by written opinion of counsel is legally required, or which is specifically ordered by a court of competent jurisdiction.

iii.                Certain Legal Rights of Individuals. Notwithstanding anything to the contrary in this Agreement, the parties understand that, as set forth in 18 U.S.C. Section 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and that is made solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document filed in a lawsuit or other proceeding that is made under seal. The parties shall provide the notice specified under 18 U.S.C. Section 1833(b)(3) to all of its employees and any other persons, including without limitation, those that receive any Confidential Information.

(d)                In the event of the Receiving Party’s failure to comply with the foregoing Confidential Information provisions, the Disclosing Party shall be entitled to injunctive relief as well as all other rights or remedies at law or in equity, and to reimbursement for all its costs of enforcement, specifically including without limitation attorneys’ and experts’ fees and expenses, court costs and the costs of enforcing any orders or judgments. Upon termination of this Agreement for any reason and at the Disclosing Party’s written request, the Receiving Party will deliver to the Disclosing Party all physical, written and graphical and electronic materials and media in the Receiving Party’s possession or control, including all copies, containing or disclosing Confidential Information. Both during and after Contract Period, all such materials and media shall belong to the Disclosing Party, whether or not the Receiving Party prepared such materials. This section will survive termination of the Agreement. Notwithstanding the foregoing, the Receiving Party understands that, as set forth in 18 U.S.C. Section 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and that is made solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

TEE-2-GREEN ENTERPRISES LIMITED

By:
Name:Wayne Elliott
Director/Chasseral(Directors)Limited

By:
Name: Philippe de Salis
Director/Chasseral(Directors)Limited

JUPITER WELLNESS, INC

By:
Name: Brian S. John
Title: CEO

SCHEDULE 1

The Activities

The Company shall procure that the Player shall make himself available at times and places convenient to Player to participate in two (2) appearances of up to two (2) hours each per Contract Year for the purposes of shooting two (2) videos in order to promote the Products.

SCHEDULE 2

The Products

Those products in the CaniSun, CaniSkin and CaniDermRX range, and any other similar products agreed to by the parties during the Contract Period.

SCHEDULE 3

Jupiter Wellness trademarks